Filed Pursuant to Rule 424(b)(3)
Registration No. 333-237954
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 12, 2020)
Daré Bioscience, Inc.
7,500,000 Shares of Common Stock
This prospectus supplement amends and supplements the prospectus dated May 12, 2020 (the "Prospectus"), which relates to the offer and sale or other disposition of up to 7,500,000 shares of our common stock, par value $0.0001, by Lincoln Park Capital Fund, LLC, or Lincoln Park. The shares of common stock being offered by Lincoln Park have been or may be issued pursuant to the purchase agreement dated April 22, 2020 that we entered into with Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.
This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Prospectus, including any amendments or supplements thereto.
Our common stock is listed on the Nasdaq Capital Market under the symbol “DARE.” This prospectus supplement is being filed solely to correct typographical errors on the cover page of the Prospectus regarding the last reported sales price of our common stock on May 11, 2020. The last reported sale price of our common stock on such date was $1.08 per share.
The last reported sale price of our common stock on May 19, 2020 was $1.07 per share.
Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described under the caption “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in the documents incorporated by reference in the Prospectus, as well as in any amendments or supplements to the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this prospectus supplement is May 19, 2020.